As filed with the Securities and Exchange Commission on April 2, 2004

File No. 333-________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

MOTORCAR PARTS OF AMERICA, INC

(formerly Motorcar Parts & Accessories, Inc.)
(Exact Name of Registrant as Specified in its Charter)

New York (State or Other Jurisdiction of Incorporation or Organization)	11-2153962 (I.R.S. Employer Identification No.)

2929 California Street, Torrance, CA 90503
(Address of Principal Executive Offices) (Zip Code)

MOTORCAR PARTS OF AMERICA, INC.
LONG TERM INCENTIVE PLAN

(Full Title of the Plan)

Charles W. Yeagley
Chief Financial Officer
MOTORCAR PARTS OF AMERICA, INC.
2929 California Street
Torrance, California 90503
(Name and address of Agent for Service)

(310) 212-7910
Telephone Number, Including Area Code, of Agent for Service

Copy to:

Christina E. Melendi, Esq.
BINGHAM MCCUTCHEN LLP
399 Park Avenue
New York, NY 10022
(212) 705-7000

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount	Maximum	Maximum	Amount Of
Title Of Each Class Of	To Be	Offering Price	Aggregate	Registration
Securities To Be Registered	Registered(1)	Per Share(2)	Offering Price(2)	Fee

Common Stock, $.01 par value	1,200,000	$8.15	$9,780,000	$1,239.13

     (1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

     (2) Calculated in accordance with the provisions of Rule 457(h) based on the average of the bid and listed prices reported on March 26, 2004. It is not known how many shares, if any, will be purchased upon exercise of the options granted under the Plan or at what price such shares will be purchased.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The documents containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents, which include the statement of availability required by Item 2 of Form S-8, and the documents incorporated by reference in this registration statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents filed by Motorcar Parts of America, Inc. (the “Registrant”) with the SEC are hereby incorporated by reference in this Registration Statement:

(a)	The Registrant’s latest Annual Report on Form 10-K for the fiscal year ended March 31, 2003 filed on June 30, 2003;

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended June 30, 2003, September 30, 2003 and December 31, 2003, filed on August 14, 2003, November 14, 2003 and February 17, 2004, respectively;

(c)	The Registrant’s Current Reports on Form 8-K filed on July 10, 2003, August 15, 2003, September 24, 2003, November 12, 2003, January 14, 2004 and February 19, 2004; and

(d)	The description of the Common Stock contained in the Registrant’s Registration Statement on Form 8-A, as filed with the SEC under Section 12(g) of the Exchange Act on March 2, 1994, including any amendment or report filed for the purpose of updating such description.

     In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all of such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

     Not Applicable.

Item 5. Interests of Named Experts or Counsel.

     Not Applicable.

Item 6. Indemnification of Directors and Officers

     Article Seventh of the Restated Certificate of Incorporation of the Registrant provides, in part, that to the extent required by New York Business Corporation Law (“NYBCL”), no director of the Registrant shall have any personal liability to the Registrant or its stockholders for damage for any breach of duty as such director, provided that each such director shall be liable under the following circumstances: (a) in the event that a judgment or other final adjudication adverse to such director establishes that his acts or omissions were in bad faith, involved intentional misconduct or a knowing violation of law or that such director personally gained in fact a financial profit or other advantage to which such director was not legally entitled or that such director’s acts violated Section 719 of the NYBCL or (b) for any act or omission prior to the adoption of Article Seventh of the Restated Certificate of Incorporation of the Registrant.

     Article Ninth of the Registrant’s Bylaws provide that the Registrant shall indemnify any person, by reason of the fact that such person is or was a director or officer of the Registrant or served any other corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise in any capacity at the request of the Registrant, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney’s fees incurred as a result of an action or proceeding, or any appeal therefrom, provided, however, that no indemnification shall be made to, or on behalf of, any director or officer if a judgment or other final adjudication adverse to such director or officer establishes that (a) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (b) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

     The Registrant may purchase and maintain insurance for its own indemnification and for that of its directors and officers and other proper persons as described in Article Ninth of the Registrant’s Bylaws. The Registrant maintains and pays premiums for directors’ and officers’ liability insurance policies.

     The Registrant is incorporated under the laws of the State of New York and Sections 721-726 of Article 7 of the NYBCL provide for the indemnification and advancement of expenses to directors and officers. Section 721 of the NYBCL provides that indemnification and advancement of expenses provisions contained in the NYBCL shall not be deemed exclusive of any rights which a director or officer seeking indemnification or advancement of expenses may be entitled, provided no indemnification may be made on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

     Section 722 of the NYBCL permits, in general, a New York corporation to indemnify any person made, or threatened to be made, a party to an action or proceeding by reason of the fact that he or she was a director or officer of that corporation, or served another entity in any capacity at the request of that corporation, against any judgment, fines, amounts paid in settlement and reasonable expenses, including attorney’s fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such person acted in good faith, for a purpose he or she reasonably believed to be in, or, in the case of service of another entity, not opposed to, the best interests of that corporation and, in criminal actions or proceedings, who in addition had no reasonable cause to believe that his or her conduct was unlawful. However, no indemnification may be made to, or on behalf of, any director or officer in a derivative suit in respect of (a) a threatened action or a pending action that is settled or otherwise disposed of or (b) any claim, issue or matter for which the person has been adjudged to be liable to the corporation, unless and only to the extent that a court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that the person is fairly and reasonably entitled to indemnify for that portion of settlement and expenses as the court deems proper.

     Section 723 of the NYBCL permits a New York corporation to pay in advance of a final disposition of such action or proceeding the expenses incurred in defending such action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount as, and to the extent, required by statute. Section 724 of the NYBCL permits a court to award the indemnification required by Section 722.

     Section 725 provides for repayment of such expenses when the recipient is ultimately found not to be entitled to indemnification. Section 726 provides that a corporation may obtain indemnification insurance indemnifying itself and its directors and officers.

     The foregoing is only a summary of the described sections of the NYBCL and the Registrant’s Restated Certificate of Incorporation, as amended, and Bylaws and is qualified in its entirety by the reference to such sections and charter documents.

     The Registrant has entered into indemnity agreements with each of its directors and officers. The indemnity agreements generally indemnify such persons against liabilities arising out of their service in their capacities as directors, officers, employees or agents of the Registrant. The Registrant may from time to time enter into indemnity agreements with additional individuals who become officers and/or directors of the Registrant.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     The following exhibits are filed as part of this Registration Statement:

4.9	Motorcar Parts of America, Inc. 2003 Long Term Incentive Plan.

5.1	Opinion of Bingham McCutchen LLP as to the legality of the securities being registered.

23.1	Consent of Bingham McCutchen LLP (included in Exhibit 5.1).

23.2	Consent of Grant Thornton, LLP.

24.1	Power of Attorney (included in signature page to Registration Statement).

Item 9. Undertakings

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectuses filed with the Commission pursuant to rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Torrance, State of California, on this 31st day of March, 2004.

MOTORCAR PARTS OF AMERICA, INC.

By:	/s/ Charles W. Yeagley
Charles W. Yeagley, Chief Financial Officer

POWER OF ATTORNEY

     We, the undersigned Officers and Directors of Motorcar Parts of America, Inc., hereby severally constitute and appoint Charles W. Yeagley and Selwyn Joffe and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-8 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement, and generally to do all such things in our names and on our behalf in our capacities as Officers and Directors to enable Motorcar Parts of America, Inc. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys or any of them, to said Registration Statement and any and all amendments thereto.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Selwyn Joffe Selwyn Joffe	Chief Executive Officer, Chairman of the Board and Director (Principal Executive Officer)	March 31, 2004
/s/ Charles W. Yeagley Charles W. Yeagley	Chief Financial Officer (Principal Financial and Accounting Officer)	March 31, 2004
/s/ Douglas Horn Douglas Horn	Director	March 31, 2004
/s/ Mel Marks Mel Marks	Director	March 31, 2004
/s/ Murray Rosenzweig Murray Rosenzweig	Director	March 31, 2004
/s/ Irvin Siegel Irvin Siegel	Director	March 31, 2004

INDEX TO EXHIBITS

Exhibit
Number	Description
4.9	Motorcar Parts of America, Inc. 2003 Long Term Incentive Plan
5.1	Opinion of Bingham McCutchen LLP as to the legality of the securities being registered.
23.1	Consent of Bingham McCutchen LLP (included in Exhibit 5.1)
23.2	Consent of Grant Thornton, LLP.
24.1	Power of Attorney (included in signature page to Registration Statement).